SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    eDiets.com, Inc.

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April 16, 2010

Dear Stockholder:

In my letter to you dated March 22, 2010, I invited you to attend the 2010 Annual Meeting of Stockholders of eDiets.com, Inc. One of the items of business to be considered at the Annual Meeting was a proposal (the “Proposal”) to amend our Certificate of Incorporation to increase the number of shares of common stock that we would be authorized to issue from 50,000,000 to 100,000,000 (the “Amendment”). This Amendment was described under Proposal 3 in the Proxy Statement previously made available to you on the Internet at www.proxyvote.com on or about March 22, 2010. Since we have obtained the written consent from our majority stockholder approving the Amendment, as described below, we have decided to withdraw the Proposal from consideration at the upcoming Annual Meeting.

In order to raise additional capital, on April 9, 2010, we issued in a registered offering 5.275 million shares of common stock to investors for a price of $1.00 per share. As a condition to the registered offering, we were required to (1) convert all of our outstanding debt into equity, consisting of the three promissory notes (the “Prides Notes”) issued to Prides Capital Partners, LLC (“Prides”), our majority stockholder, and the note (the “Richardson Note”) issued to Kevin A. Richardson, II, one of our directors and an officer of Prides, (2) obtain commitments from certain insiders to purchase, in a private placement, an additional $500,000 of shares of common stock at a price equal to the price at which the common stock would be sold in the registered offering, and (3) obtain a written consent from Prides, approving the conversion of all outstanding debt into equity, the private placement and the Amendment in order to effect the debt conversions and the private placement.

On April 5, 2010, immediately prior to the pricing of the registered offering, we entered into a Debt Conversion Agreement with each of (1) Prides to convert the aggregate principal amount of the Prides Notes and (2) Mr. Richardson to convert the aggregate principal amount of the Richardson Note, plus in both cases all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock would be sold in the registered offering. In addition, on April 5, 2010, we entered into Securities Subscription and Purchase Agreements with Mr. Richardson, Kevin N. McGrath, our CEO and one of our directors, and Lee S. Isgur, one of our directors, to sell $500,000 of shares of common stock in a private placement, at a price equal to the price at which the common stock would be sold in the registered offering. As of March 31, 2010, the Prides Notes had an aggregate principal balance of $15,145,000 and aggregate accrued and unpaid interest of $6,327,533, which would have converted into 21,472,533 shares of common stock on that date. As of March 31, 2010, the Richardson Note had an aggregate principal balance of $500,000 and aggregate accrued and unpaid interest of $1,575, which would have converted into 501,575 shares of common stock on that date. As of March 31, 2010, as adjusted for our registered offering, we had 34,323,512 shares of common stock issued and outstanding and reserved an additional 8,394,515 shares for conversion or exercise of options and/or warrants outstanding on such date. As of such date, we would have required an additional 22,474,108 shares of common stock to consummate the debt conversions and the private placement.

Prior to the closing of the registered offering, on April 7, 2010, Prides executed a written consent pursuant to Section 228 of the Delaware General Corporation Law approving (1) the Amendment, (2) the conversion of the Prides Notes and the Richardson Note on the terms set forth in the Debt Conversion Agreements and (3) the private placement on the terms set forth in the Securities Subscription and Purchase Agreements. On that date, Prides owned 15,092,999 shares of our common stock, representing 52.0% of the issued and outstanding shares of common stock.

The consent that we received from Prides constitutes the only stockholder approval required for approval of the Amendment to our Certificate of Incorporation, the debt conversions and the private placement under the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act, Prides’ approval will not become effective until at least 20 calendar days after the date we first make available to you a definitive Information Statement on Schedule 14C that discusses the Amendment, the debt conversions and the private placement.

If you would like to read the full text of the Debt Conversion Agreements and the Securities Subscription and Purchase Agreements, please refer to our Current Report on Form 8-K that we filed with the SEC on April 6, 2010, and which is available under the Investor Relations-SEC Filings section of our website at www.ediets.com.

As no further corporate action is required to approve the Amendment, our Board of Directors has approved withdrawing the Proposal from consideration at the upcoming Annual Meeting. Therefore, this matter, Proposal 3 in the Proxy Statement, will not be considered or voted upon at the Annual Meeting.

Although you do not need to vote on the Proposal, your vote regarding the election of seven directors to serve until the next annual meeting or until their respective successors have been duly elected and qualified, the ratification of our independent registered certified public accounting firm for the 2010 fiscal year and the approval of the amendment and restatement of our Equity Incentive Plan is important. Please vote on these remaining proposals as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about March 22, 2010 and the Proxy Statement, copies of which are available at www.proxyvote.com. This letter is being made available at www.proxyvote.com on April 16, 2010.

You should note the following:

•	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions.

•	Proxy cards or voting instructions received with direction on Proposal 3 will not be voted on Proposal 3.

•

Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (1, 2, 4, and 5) will remain valid and in effect, and will be voted as directed.

•

If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, if you do not wish to change your previously cast votes on the remaining proposals.

We look forward to seeing you at the Annual Meeting, which is scheduled for Tuesday, May 4, 2010 at 9:00 a.m. Eastern Daylight Time, at our corporate office, located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida.

Sincerely,

/s/ Kevin N. McGrath
Kevin N. McGrath
Chief Executive Officer